Exhibit 99.1

ATI Physical Therapy Reports Third Quarter 2021 Results

BOLINGBROOK, IL – November 9, 2021 – ATI Physical Therapy – (“ATI” or the “Company”) (NYSE: ATIP), the largest single-branded outpatient physical therapy provider in the United States, today reported financial results for the third quarter ended September 30, 2021.

“In October, we previewed select third quarter results and revised 2021 guidance,” said Jack Larsen, Executive Chairman of ATI Physical Therapy. “During the quarter, we implemented targeted measures to re-engage our clinical team and saw improved existing therapist retention and acceleration of new hire adds with clinical FTE increasing from 2,321 in July 2021 to 2,412 in September 2021. Through it all, our nationwide team remained focused on our mission to deliver high quality care and service to our customers as reflected in our Net Promotor Score of 73 and Google Star Rating of 4.9 for the quarter.”

Mr. Larsen continued, “As previously reported, volume demand was essentially flat in the third quarter of 2021 compared to the second quarter when considering normal seasonality. Our commercial team is focused on driving visits growth through strengthening relationships with our partner providers and other referral sources in each local market across our geographic footprint. I am excited about the progress made with our clinical staff and the platform that ATI has built, and we believe we are well positioned to capitalize on favorable industry tailwinds and long-term growth opportunities. While we work to restore volume, we are committed to disclosing expanded performance metrics to enable our stakeholders to better understand our value proposition and clearly track our progression.”

Joe Jordan, Chief Financial Officer of ATI Physical Therapy, added, “We remain well capitalized with $135 million of available liquidity as of September 30, 2021 comprised of $66 million in cash on hand and $69 million of availability on our revolver, and we believe this positions us to weather the near-term challenges. The leverage ratio under our credit agreement for the third quarter of 2021 was approximately 4.1x.”

Third Quarter 2021 Results

Supplemental tables of key performance metrics for the first quarter of 2019 through the third quarter of 2021 are presented after the financial statements at the end of this press release. Commentary on performance results in the third quarter of 2021 is as follows:

•

Net operating revenue was $159.0 million compared to $164.0 million in the second quarter of 2021 and $148.7 million in the third quarter of 2020, a decrease of 3.1% quarter over quarter and an increase of 7.0% year over year.

•

Net patient revenue was $141.9 million compared to $146.7 million in the second quarter of 2021 and $132.8 million in the third quarter of 2020, a decrease of 3.3% quarter over quarter and an increase of 6.8% year over year. See below for discussion of drivers to net patient revenue, i.e. patient visits and Rate per Visit.

•

Other revenue was $17.2 million compared to $17.4 million in the second quarter of 2021 and $15.9 million in the third quarter of 2020, a decrease of 1.1% quarter over quarter and an increase of 8.2% year over year. Other revenue was essentially flat quarter over quarter.

•

Visits per Day (“VPD”) were 20,674 compared to 21,569 in the second quarter of 2021 and 18,159 in the third quarter of 2020, a decrease of 4.1% quarter over quarter and an increase of 13.8% year over year.

VPD per Clinic was 23.1 compared to 24.3 in the second quarter of 2021 and 20.8 in the third quarter of 2020. In a normal year, VPD per Clinic in the third quarter is generally seasonally lower than the second quarter by ~1. While visits performance varied by region, across the platform VPD per Clinic in the third quarter of 2021 decreased 1.2 quarter over quarter and increased 2.3 year over year.

•

Rate per Visit was $105.56 compared to $106.26 in the second quarter of 2021 and $112.51 in the third quarter of 2020, a decrease of 0.7% quarter over quarter and 6.2% year over year. There was no notable change in payor mix in the third quarter of 2021 compared to the second quarter, and the marginal quarter over quarter variation was within historical normal bounds. The decrease year over year was primarily due to unfavorable mix shifts related to payor classes, states and services.

•

Salaries and related costs were $86.8 million compared to $80.9 million in the second quarter of 2021 and $78.0 million in the third quarter of 2020, an increase of 7.3% quarter over quarter and 11.3% year over year.

Salaries and related costs per Visit were $64.62 compared to $58.62 in the second quarter of 2021 and $66.12 in the third quarter of 2020, an increase of 10.2% quarter over quarter and a decrease of 2.3% year over year. The sequential quarter increase was primarily driven by adding staff to reestablish the full clinic support structure across all our clinics in addition to wage inflation in certain pockets of the country as we implemented changes to compensation and benefits.

•

Rent, clinic supplies, contract labor and other was $45.8 million compared to $44.1 million in the second quarter of 2021 and $39.2 million in the third quarter of 2020, an increase of 3.8% quarter over quarter and 16.8% year over year.

Rent, clinic supplies, contract labor and other per Clinic was $51,074 compared to $49,657 in the second quarter of 2021 and $44,986 in the third quarter of 2020, an increase of 2.9% quarter over quarter and 13.5% year over year. The sequential quarter increase was primarily driven by increased use of contract labor while we worked to fill open positions.

•

Provision for doubtful accounts was $3.5 million compared to $3.6 million in the second quarter of 2021 and $2.9 million in the third quarter of 2020. Provision as a percent of revenue was 2.2% compared to 2.2% in the second quarter of 2021 and 2.0% in the third quarter of 2020, reflecting consistent collections experience.

•

Selling, general and administrative expenses were $30.8 million compared to $26.4 million in the second quarter of 2021 and $26.0 million in the third quarter of 2020, an increase of 16.7% quarter over quarter and 18.3% year over year. The sequential quarter increase was primarily driven by one-time reorganization and severance costs of $3.6 million due to executive leadership changes previously reported in July and August in addition to higher D&O insurance costs as a public company.

•

Non-cash goodwill impairment charge was $299.8 million and trade name indefinite-lived intangible asset impairment charge was $200.6 million. As a result of further revisions to our forecasts reported in October 2021, including the factors related to our revisions of the forecasts that were present as of September 30, 2021, it was determined that the fair value amounts of goodwill and trade name were below their respective carrying amounts.

•

Income tax benefit (expense) was $28.8 million compared to $20.2 million in the second quarter of 2021 and ($2.3) million in the third quarter of 2020. The income tax benefit of $28.8 million in the third quarter of 2021 was primarily driven by the income tax impacts of the non-cash goodwill and intangible asset impairment charges, partially offset by an increase in valuation allowances.

•	Net (loss) income was $(325.7) million compared to $(452.5) million in the second quarter of 2021 and $1.0 million in the third quarter of 2020.

•

Adjusted EBITDA was $8.5 million compared to $24.0 million in the second quarter of 2021 and $17.3 million in the third quarter of 2020 (excluding CARES Act Provider Relief Funds of $23.1 million), a decrease of 64.4% quarter over quarter and 50.7% year over year. The sequential quarter decrease was primarily driven by lower revenue and higher salaries and related costs and higher selling, general and administrative expenses.

Adjusted EBITDA margin was 5.4% compared to 14.6% in the second quarter of 2021 and 11.7% (excluding CARES Act Provider Relief Funds) in the third quarter of 2020.

•

Net (decrease) increase in cash was $(24.5) million compared to $(7.1) million in the second quarter of 2021 and $12.0 million in the third quarter of 2020. Cash use in the third quarter of 2021 included $4.7 million repayment in connection with the Medicare Accelerated and Advance Payment Program.

Summary of key balance sheet items as of September 30, 2021 is as follows:

•

Cash and cash equivalents totaled $66.1 million, and the revolving credit facility was undrawn with available capacity of $68.8 million, net of usage by letters of credit, equaling $134.9 million in available liquidity.

The revolving credit facility has a springing financial covenant. When the facility is greater than 30% drawn at quarter-end, the credit agreement leverage ratio may not exceed 6.25x. With cash and cash equivalents of $66.1 million and considering revolver capacity before springing the financial covenant, this equals $87.1 million in minimum liquidity.

•	The credit agreement leverage ratio for the third quarter of 2021 was approximately 4.1x.

Other notable achievements and/or news in the third quarter of 2021 were as follows:

•

Opened 18 new clinics in existing states, including Arizona, Georgia, Texas and Oregon; and closed 7 clinics primarily in Illinois. This brings the total number of new clinics for the year to 38. The company continues to capitalize on growth opportunities in individual markets, while optimizing its footprint and financial return in other local markets.

•	Net Promotor Score (“NPS”) of 73 and Google Star Rating of 4.9, reflecting continuing high customer satisfaction and brand loyalty.

•

Providers in every ATI clinic across our geographic footprint reported data under the Medicare Merit-Based Incentive Payment System (“MIPS”) for performance year 2020. In the third quarter of 2021, CMS advised that ATI received a score in the 100th percentile across the board and will be receiving the highest possible bonus adjustment to the 2022 Medicare Physician Fee Schedule for 2022 Medicare reimbursed services. CMS is currently completing its calculations and is expected to report final MIPS 2022 adjustments for each applicable provider later this year.

2021 Earnings Guidance

As stated in the company’s third quarter 2021 earnings preview announcement on October 19, 2021, ATI is projecting revenue to be in a range of $620 million to $630 million and Adjusted EBITDA to be in a range of $40 million to $44 million. ATI expects to open 55 to 65 new clinics in 2021.

Third Quarter 2021 Earnings Conference Call

ATI Physical Therapy will host a conference call to discuss third quarter 2021 results on November 9, 2021 at 5:00 p.m. Eastern Time. The conference call can be accessed via a live audio webcast. To join, please access the following web link, Q3 2021 Earnings Conference Call, on the Company’s website at www.atipt.com at least 15 minutes early to register, and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our approximate 900 locations across the U.S. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via its online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding 2021 forecast and other estimates of financial and performance metrics and market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of ATI’s management and are not predictions of actual performance. These forward-looking statements are estimates only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ATI. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

(i)	changes in domestic business, market, financial, political and legal conditions, including shifts and trends in payor mix;

(ii)	the ability to maintain the listing of the Company’s securities on NYSE;

(iii)	the ability of the Company to realize the anticipated benefits of the business combination;

(iv)	risks related to the rollout of ATI’s business strategy and the timing of expected business milestones;

(v)

the effects of competition on ATI’s future business and the ability of ATI to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

(vi)	the ability of the Company to retain and to hire physical therapists consistent with its business plan;

(vii)	the ability of the Company to develop new and retain and expand relationships with referral sources;

(viii)	the outcome of any legal proceedings that may be instituted against the Company or any of its directors or officers;

(ix)	the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future;

(x)	risks related to political and macroeconomic uncertainty;

(xi)	the impact of the global COVID-19 pandemic on any of the foregoing risks;

(xii)	risks related to the impact on our workforce of mandatory COVID-19 vaccination of employees; and

(xiii)	those factors discussed in our amended S-1 registration statement filed with the SEC on July 28, 2021 under the heading “Risk Factors,” and other documents filed, or to be filed, by ATI with the SEC.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements, including our forecast update. There may be additional risks that ATI does not presently know or that ATI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect ATI’s expectations, plans or forecasts of future events and views as of the date of this communication. ATI anticipates that subsequent events and developments will cause ATI’s assessments with respect to these forward-looking statements to change. However, while ATI may elect to update these forward-looking statements at some point in the future, ATI specifically disclaims any obligation to publicly update any forward-looking statement, whether written or oral, which may be made from time to time, whether as a result of new information, future developments or otherwise, unless required by applicable law. These forward-looking statements should not be relied upon as representing ATI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” We believe Adjusted EBITDA and Adjusted EBITDA margin (i.e. Adjusted EBITDA divided by Net Operating Revenue) assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

(630) 296-2222 x 7131

investors@atipt.com

ATI Physical Therapy

Condensed Consolidated Operations Data

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net patient revenue	$141,855	$132,803	$420,805	$392,745
Other revenue	17,158	15,852	51,303	46,402

Net operating revenue	159,013	148,655	472,108	439,147
Clinic operating costs:
Salaries and related costs	86,838	78,039	248,409	227,354
Rent, clinic supplies, contract labor and other	45,765	39,183	133,140	123,320
Provision for doubtful accounts	3,514	2,938	14,270	12,899

Total clinic operating costs	136,117	120,160	395,819	363,573
Selling, general and administrative expenses	30,795	26,026	81,912	74,288
Goodwill and intangible asset impairment charges	501,362	—	968,480	—

Operating (loss) income	(509,261)	2,469	(974,103)	1,286
Change in fair value of warrant liability	(15,885)	—	(20,424)	—
Change in fair value of contingent common shares liability	(146,317)	—	(167,265)	—
Loss on settlement of redeemable preferred stock	—	—	14,037	—
Interest expense, net	7,386	17,346	39,105	52,887
Interest expense on redeemable preferred stock	—	4,896	10,087	13,877
Other expense (income), net	52	(23,117)	5,831	(67,088)

(Loss) income before taxes	(354,497)	3,344	(855,474)	1,610
Income tax (benefit) expense	(28,842)	2,322	(59,540)	4,098

Net (loss) income	$(325,655)	$1,022	$(795,934)	$(2,488)

ATI Physical Therapy

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	September 30, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$66,092	$142,128
Accounts receivable (net of allowance for doubtful accounts of $56,759 and $69,693 at September 30, 2021 and December 31, 2020, respectively)	85,001	90,707
Other current assets	12,317	6,027

Total current assets	163,410	238,862
Non-current assets:
Property and equipment, net	134,862	137,174
Operating lease right-of-use assets	253,808	258,227
Goodwill	597,110	1,330,085
Trade name and other intangible assets, net	411,095	644,339
Other non-current assets	1,941	1,685

Total assets	$1,562,226	$2,610,372

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$11,022	$12,148
Accrued expenses and other liabilities	57,505	70,690
Current portion of operating lease liabilities	48,499	52,395
Current portion of long-term debt	8,167	8,167

Total current liabilities	125,193	143,400
Long-term debt, net	545,283	991,418
Redeemable preferred stock	—	163,329
Warrant liability	6,512	—
Contingent common shares liability	53,235	—
Deferred income tax liabilities	78,875	138,547
Operating lease liabilities	248,965	253,990
Other non-current liabilities	7,231	18,571

Total liabilities	1,065,294	1,709,255
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1.0 million shares authorized; none issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 207.3 million shares issued, 197.3 million shares outstanding at September 30, 2021; 138.9 million shares issued, 128.3 million shares outstanding at December 31, 2020	20	13
Additional paid-in capital	1,350,707	954,728
Accumulated other comprehensive loss	(529)	(1,907)
Accumulated deficit	(860,169)	(68,804)

Total ATI Physical Therapy, Inc. equity	490,029	884,030
Non-controlling interests	6,903	17,087

Total stockholders’ equity	496,932	901,117

Total liabilities and stockholders’ equity	$1,562,226	$2,610,372

ATI Physical Therapy

Condensed Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Operating activities:
Net loss	$(795,934)	$(2,488)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill and intangible asset impairment charges	968,480	—
Depreciation and amortization	27,990	29,628
Provision for doubtful accounts	14,270	12,899
Deferred income tax provision	(59,540)	4,087
Amortization of right-of-use assets	33,868	33,384
Share-based compensation	4,864	1,433
Amortization of debt issuance costs and original issue discount	2,644	3,053
Non-cash interest expense	—	6,335
Non-cash interest expense on redeemable preferred stock	10,087	13,877
Loss on extinguishment of debt	5,534	—
Loss on settlement of redeemable preferred stock	14,037	—
Loss on disposal and impairment of assets	219	383
Change in fair value of warrant liability	(20,424)	—
Change in fair value of contingent common shares liability	(167,265)	—
Changes in:
Accounts receivable, net	(8,564)	9,021
Other current assets	(6,580)	3,414
Other non-current assets	(269)	389
Accounts payable	151	(552)
Accrued expenses and other liabilities	(11,820)	5,127
Operating lease liabilities	(39,084)	(31,223)
Other non-current liabilities	824	(512)
Medicare Accelerated and Advance Payment Program Funds	(8,540)	26,732
Provider Relief Fund general distribution payments received but not yet recognized	—	24,146
Transaction-related amount due to former owners	(3,611)	—

Net cash (used in) provided by operating activities	(38,663)	139,133

Investing activities:
Purchases of property and equipment	(27,701)	(15,688)
Purchases of intangible assets	(1,375)	(125)
Proceeds from sale of property and equipment	125	120
Proceeds from sale of clinics	248	—

Net cash used in investing activities	(28,703)	(15,693)

Financing activities:
Principal payments on long-term debt	(454,160)	(6,125)
Proceeds from revolving line of credit	—	68,750
Payments on revolving line of credit	—	(68,750)
Cash inflow from Business Combination	229,338	—
Payments to Series A Preferred stockholders	(59,000)	—
Proceeds from shares issued through PIPE investment	300,000	—
Payments for equity issuance costs	(19,233)	—
Distribution to non-controlling interest holder	(5,615)	(1,553)

Net cash used in financing activities	(8,670)	(7,678)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(76,036)	115,762
Cash and cash equivalents at beginning of period	142,128	38,303

Cash and cash equivalents at end of period	$66,092	$154,065

Supplemental noncash disclosures:
Derivative changes in fair value	$(1,378)	$692
Purchases of property and equipment in accounts payable	$1,733	$1,216
Warrant liability recognized upon the closing of the Business Combination	$(26,936)	$—
Contingent common shares liability recognized upon the closing of the Business Combination	$(220,500)	$—
Shares issued to Wilco Holdco Series A Preferred stockholders	$128,453	$—
Other supplemental disclosures:
Cash paid for interest	$35,334	$43,075
Cash paid for (received from) taxes	$156	$(836)

ATI Physical Therapy

Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Operating Revenue	Adjusted EBITDA(1)	Adj EBITDA margin(1)
Q1 2019	$170,940	$16,277	$187,217	$25,989	13.9%
Q2 2019	$182,757	$16,015	$198,772	$33,342	16.8%
Q3 2019	$179,561	$16,624	$196,185	$29,455	15.0%
Q4 2019	$184,338	$18,946	$203,284	$39,606	19.5%
Q1 2020	$164,939	$17,799	$182,738	$26,487	14.5%
Q2 2020	$95,003	$12,751	$107,754	$1,189	1.1%
Q3 2020	$132,803	$15,852	$148,655	$17,321	11.7%
Q4 2020	$136,840	$16,266	$153,106	$18,622	12.2%
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,885	$17,158	$159,013	$8,539	5.4%

(1)	Excludes CARES Act Provider Relief Funds of $44.3 million in the second quarter of 2020, $23.1 million in the third quarter of 2020, and $24.1 million in the fourth quarter of 2020.

	Operational Metrics: PT Clinics
	Ending Clinic Count	Visits per Day(1)	Clinical FTE(2)	VPD per cFTE(3)	Annualized Clinician Adds %(4)	Annualized Clinician Turnover %(5)
Q1 2019	825	24,142	2,833	8.5	20%	19%
Q2 2019	836	25,527	2,862	8.9	26%	21%
Q3 2019	847	25,229	2,901	8.7	37%	26%
Q4 2019	872	25,693	2,936	8.8	17%	26%
Q1 2020	868	22,855	2,841	8.0	17%	22%
Q2 2020	866	12,643	1,487	8.5	0%	20%
Q3 2020	873	18,159	2,004	9.1	9%	82%
Q4 2020	875	19,441	2,214	8.8	43%	34%
Q1 2021	882	19,520	2,284	8.5	44%	32%
Q2 2021	889	21,569	2,325	9.3	44%	44%
Q3 2021	900	20,674	2,359	8.8	63%	41%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents clinician headcount new hire adds divided by average clinician headcount, multiplied by 4 to annualize.
(5)	Represents clinician headcount separations divided by average clinician headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	Revenue per Clinic(1)	VPD per Clinic(2)	Rate per Visit(3)	Salaries per Visit(4)	Rent per Clinic(5)	Provision as % Revenue(6)	SG&A per Clinic(7)	Adj. EBITDA per Clinic(8)
Q1 2019	$208,803	29.5	$112.39	$66.02	$50,816	4.0%	$36,338	$31,746
Q2 2019	$219,748	30.7	$111.87	$63.66	$50,465	2.9%	$35,469	$40,091
Q3 2019	$213,255	30.0	$111.21	$65.34	$51,637	2.6%	$31,867	$34,982
Q4 2019	$213,767	29.8	$112.10	$63.59	$50,406	1.9%	$38,435	$45,929
Q1 2020	$189,657	26.3	$112.76	$65.19	$52,237	3.3%	$26,988	$30,456
Q2 2020	$109,873	14.6	$117.41	$66.69	$44,766	3.7%	$28,672	$1,375
Q3 2020	$152,472	20.8	$112.51	$66.12	$44,986	2.0%	$29,880	$19,887
Q4 2020	$155,914	22.2	$109.98	$63.59	$48,793	2.2%	$34,219	$21,218
Q1 2021	$150,536	22.2	$107.56	$65.58	$49,275	4.8%	$28,140	$6,362
Q2 2021	$165,241	24.3	$106.26	$58.62	$49,657	2.2%	$29,731	$27,036
Q3 2021	$158,311	23.1	$105.56	$64.62	$51,074	2.2%	$34,367	$9,530

Note: The Company operates as one segment and accordingly reports as one segment. For purposes of above presentation, as net patient revenue represents the predominance of net operating revenue and outpatient physical therapy clinics represent the Company’s central business activity, all expenses (with the exception of provision for doubtful accounts, which is expressed as a percentage of net operating revenue) have been assigned to PT clinics and/or PT visits with respect to per clinic and per visit metrics, respectively.

(1)	Equals net patient revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals net patient revenue divided by patient visits.
(4)	Equals salaries and related costs divided by patient visits.
(5)	Equals rent, clinic supplies, contract labor and other divided by average clinics over the quarter.
(6)	Equals provision for doubtful accounts divided by net operating revenue.
(7)	Equals selling, general and administrative expenses divided by average clinics over the quarter.
(8)

Equals Adjusted EBITDA divided by average clinics over the quarter. Adjusted EBITDA, as presented here, excludes income related to CARES Act Provider Relief Funds of $44.3 million in the second quarter of 2020, $23.1 million in the third quarter of 2020, and $24.1 million in the fourth quarter of 2020.

	Customer Satisfaction Metrics
	Net Promotor Score(1)	Google Star Rating(2)
Q1 2019	77	4.6
Q2 2019	79	4.9
Q3 2019	78	4.9
Q4 2019	79	4.8
Q1 2020	77	4.9
Q2 2020	77	4.9
Q3 2020	78	4.6
Q4 2020	76	4.7
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promotors less the percentage of detractors.
(2)

A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021
Net (loss) income	($325,655)	($452,461)	($17,818)
Plus (minus):
Net loss (income) attributable to non-controlling interests	2,109	3,769	(1,309)
Interest expense, net	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	4,779	5,308
Income tax (benefit) expense	(28,842)	(20,183)	(10,515)
Depreciation and amortization expense	9,222	9,149	9,619

EBITDA	(335,780)	(439,315)	1,372
Goodwill and intangible asset impairment charges(1)	501,362	467,118	—
Goodwill and intangible asset impairment charges attributable to non-controlling interest(1)	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability(2)	(162,202)	(25,487)	—
Reorganization and severance costs(3)	3,551	—	362
Transaction and integration costs(4)	2,335	3,580	2,918
Share-based compensation	1,248	3,112	504
Pre-opening de novo costs(5)	511	441	434
Non-ordinary legal and regulatory matters(6)	442	—	—
Loss on debt extinguishment(7)	—	5,534	—
Loss on settlement of redeemable preferred stock(8)	—	14,037	—

Adjusted EBITDA	$8,539	$23,999	$5,590

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaint.
(7)

Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)

Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the business combination with FVAC II.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net income (loss)	$2,190	$1,022	$4,596	($8,106)
Plus (minus):
Net income attributable to non-controlling interests	(987)	(901)	(1,855)	(1,330)
Interest expense, net	16,404	17,346	17,683	17,858
Interest expense on redeemable preferred stock	5,154	4,896	4,604	4,377
Income tax (benefit) expense	(2,033)	2,322	3,568	(1,792)
Depreciation and amortization expense	10,072	9,880	9,763	9,985

EBITDA	30,800	34,565	38,359	20,992
Reorganization and severance costs(1)	679	4,436	1,255	1,142
Transaction and integration costs(2)	3,747	75	100	868
Share-based compensation	503	473	466	494
Pre-opening de novo costs(3)	335	368	268	594
Business optimization costs(4)	2,450	519	5,011	2,397
Charges related to lease terminations(5)	4,253	—	—	—

Adjusted EBITDA	$42,767	$40,436	$45,459	$26,487

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

(5)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income (loss)	$31,914	($6,046)	($4,816)	($11,303)
Plus (minus):
Net income attributable to non-controlling interests	(1,234)	(878)	(933)	(1,355)
Interest expense, net	18,022	19,263	19,927	19,760
Interest expense on redeemable preferred stock	4,206	4,000	3,763	3,542
Income tax benefit	(36,095)	(2,055)	(1,825)	(4,044)
Depreciation and amortization expense	9,884	9,567	9,635	10,018

EBITDA	26,697	23,851	25,751	16,618
Reorganization and severance costs(1)	3,401	120	775	4,035
Transaction and integration costs(2)	3,998	198	310	29
Share-based compensation	(57)	559	795	525
Pre-opening de novo costs(3)	438	757	487	593
Business optimization costs(4)	5,129	3,970	5,224	4,189

Adjusted EBITDA	$39,606	$29,455	$33,342	$25,989

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.